Exhibit 99.2

CENTERSTATE BANK OF FLORIDA
1101 First Street, South
Winter Haven, Florida 33880
(863) 291-3900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER ____, 2002

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of CenterState Bank of Florida (“Bank”) will be held at the main office of the Bank on ______ October ______, 2002, at ______ p.m. local time, for the following purposes:

1.     Approve Amended and Restated Plan of Merger and Merger Agreement. To consider and vote upon a proposal to approve the Amended and Restated Plan of Merger and Merger Agreement (“Agreement”) by and between the Bank and CenterState Banks of Florida, Inc.

2.     Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on September ______, 2002 are entitled to notice of, and to vote at, the Special Meeting.

         A dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the shareholder (a) which at the Special Meeting are voted against the approval of the Agreement; or (b) with respect to which the shareholder has given written notice to the President of the Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement.

         Your attention is directed to the attached Proxy Statement.

         The Board of Directors of the Bank unanimously recommends that shareholders vote FOR approval of the Agreement.

By Order of the Board of Directors

Winter Haven, Florida September ______, 2002	Ernest S. Pinner President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BANK COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.